Exhibit 10.1

January 22, 2015

Dear Kevin:

Congratulations! It is with great pleasure that I confirm your offer of employment for the position of president and chief operating officer at Starbucks Corporation reporting directly to me. I look forward to your first day on a mutually agreeable start date.

Please note this offer is contingent upon meeting all pre-employment requirements listed on the last page of the offer letter.

Here Are The Specifics Of Your Offer:

Base Salary

You will be paid at a base salary that annualizes to $1,000,000.

Sign-On Bonus

You will receive a one-time cash sign-on bonus of $1,000,000, less payroll taxes, payable in two increments. The first increment of $500,000 will be paid on your next regularly scheduled pay period after 30 days of employment. The second increment of $500,000 will be paid on your next regularly scheduled pay period after twelve months of employment.

Please note, should you voluntarily leave Starbucks during your first year of employment, you will be responsible for reimbursing Starbucks for a pro-rata portion of the first increment of the sign-on bonus, such reimbursement to be calculated as follows:

((365 - # days employed)/365) x $500,000

Should you voluntarily leave Starbucks during your second year of employment, you will be responsible for reimbursing Starbucks for a pro-rata portion of the second increment of the sign-on bonus, such reimbursement to be calculated as follows:

((730 - # days employed)/365) x $500,000

Your sign-on bonus is not eligible pay for purposes of making contributions into Starbucks savings plans. By accepting this position you agree that in the event you are responsible for reimbursing a prorated gross portion of the sign-on bonus, the amount may be deducted from your final pay, to the extent allowed by law. If the amount due exceeds that collected from the final pay, then you agree to pay the balance within 30 days after the effective termination date of employment with Starbucks.

Sign-On Equity Award

You will receive an equity award with an economic value of $7,000,000 (USD) under the 2005 Key Employee Sub-Plan to Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Key Employee Plan”) with 40% of the award in the form of stock options to purchase shares of Starbucks common stock and 60% in the form of restricted stock units. The grant date for your equity award will be after you assume your new position and otherwise effective in accordance with the Company’s equity grant timing guidelines. Subject to your continued employment, the stock options will vest in equal installments over a period of three (3) years. Subject to the achievement of positive 2015 calendar year adjusted net income and your continued employment, the restricted stock units will also vest in equal installments over a period of three (3) years.

To ensure processing of this grant, please sign this offer letter and fax a copy to Stock Administration at 206-903-2956. To confirm the fax was received or if you have any other stock questions, please contact the Stock Administration team at stockadm@starbucks.com.

Stock Ownership

As a senior executive, the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years. Your minimum investment as president and chief operating officer is three (3) times your annual base salary. A copy of the guidelines will be provided to you.

Executive Management Bonus Plan

You will be eligible to participate in the Executive Management Bonus Plan (“EMBP”) this fiscal year, if your start date is by the end of the third fiscal quarter. If your start date is on or after the first day of the fourth quarter, you will be eligible to first participate the following fiscal year. Your incentive target will be 120% of your eligible base salary, prorated from your eligibility date through the end of the fiscal year. For more information about the EMBP please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.

Long-Term Incentive

Starbucks Total Pay philosophy includes long-term incentives. Each year, as determined by the Compensation and Management Development Committee of the board of directors (the “Committee”), you may be eligible to receive an equity award under the Key Employee Plan with 60% of the economic value in the form of performance restricted stock units and 40% of the economic value in the form of stock options to purchase shares of Starbucks common stock. Annual awards are typically granted in November and are contingent upon Committee approval after considering a number of factors. Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time.

Management Deferred Compensation Plan

You will be eligible to participate in the Management Deferred Compensation Plan (“MDCP”) if you are on our U.S. payroll and meet the eligibility criteria. The MDCP is a non-qualified plan that provides eligible partners with the opportunity to save on a tax-deferred basis. If you are eligible, you will receive enrollment information at your home address as soon as administratively possible after your start date on U.S. payroll. These materials will outline the limited window in which you will have an opportunity to enroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. Once eligible, you may also obtain more information about the MDCP online at www.netbenefits.fidelity.com.

Under the MDCP, eligible participants can choose to contribute a portion of their base pay on a tax-deferred basis. If you are determined to be eligible to enroll during the annual MDCP open enrollment period, in addition to base pay you may also elect to defer a portion of any EMBP amount payable to you at the end of the subsequent calendar year. Any amount that you elect to defer, whether base pay or eligible bonus pay, will be subject to the terms and conditions of the MDCP.

401(k)

You will be able to participate in the Future Roast 401(k) Savings Plan (the “Future Roast Plan”) if you are on our U.S. payroll and meet the eligibility requirements. The Future Roast Plan provides eligible partners with the opportunity to save on a tax-deferred basis. Two weeks prior to your eligibility date, you will receive general information and enrollment materials at your home address. These materials will outline the specific plan provisions including eligibility for and crediting of the employer matching contributions. If you have questions about the Future Roast Plan, please email the Starbucks Savings Team at savings@starbucks.com. Once eligible, you may obtain more information about the Future Roast Plan online at www.netbenefits.fidelity.com.

COBRA

Should you elect COBRA (continuation of health coverage) from your previous employer; Starbucks will reimburse you for your COBRA premiums less applicable taxes until you become eligible for Starbucks benefits after the mandatory waiting period. Once you have signed up for COBRA coverage (within the 60-day election period), submit proof of payment(s) to your Partner Resources contact for processing. The proof of payment must be submitted for reimbursement within 60 days of your Starbucks benefit eligibility date. The reimbursement is classified as income by the federal government and is subject to all applicable payroll taxes and deductions.

Executive Life Insurance

As an executive, you and your family have a greater exposure to financial loss in the event of your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life insurance coverage paid by Starbucks at the maximum level allowed by our plan at $2,000,000.

Executive Physical Exam

You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please contact your Partner Resources contact.

Insider Trading

As an executive of the Company with access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you your first day and you will be required to sign a certificate indicating that you have read and understood the policy.

Coffee and Dairy Hedging Policy

As an officer of the Company you are prohibited from trading in coffee or dairy futures, options or similar instruments for your own account. If you have further questions, please contact your Partner Resources contact.

An overview of Starbucks benefits, savings and stock programs can be found at http://www.starbucks.com/ysb. If you have questions regarding these programs or eligibility, please call the Starbucks Benefits Center at (877) SBUXBEN. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at anytime without notice.

All Starbucks partners in the State of Washington are required to have their pay electronically deposited in a bank or financial institution of their choice within the United States or electronically loaded on a paycard. The deposits may be made to your checking, savings, paycard, or money market account or a combination thereof. Please be prepared to fill out the necessary automatic deposit information during your first week of employment with the company.

This offer it is contingent on the following conditions of hire including:

•	Employment Eligibility Verification; proof of eligibility to work in the United States (All Employees)

•	Background Check

•	Confidentiality, Non-Solicitation, Non-Compete and Inventions Agreement

•	Partner Guide Acknowledgement

Your employment with Starbucks Corporation will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I am excited to welcome you to the team and look forward to working with you.

Warm regards,

/s/ Howard Schultz

Howard Schultz

chairman, president and chief executive officer

cc:	Partner File

Stock Administration (S-HR3)

Executive Recruiting

enc.	Confidentiality Non-Solicitation Non-Competition Inventions Agreement

Invitation to Self-Identify

COBRA FAQ Document

Benefits Comparison

I accept employment with Starbucks Corporation, or its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Kevin Johnson	1/22/15
Kevin Johnson	Date of Acceptance

Please fax this signed letter to: Stock Administration at 206-903-2956.